Exhibit 28 (h) (2) (a) under Form N-1A
Exhibit 10 under Item 601/Reg. S-K

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT is made as of October 15, 2021, by and between STATE STREET BANK AND TRUST COMPANY, Massachusetts trust company having its principal office and place of business at One Lincoln Street, Boston, Massachusetts 02111 (“State Street” or the “Transfer Agent”), and FEDERATED HERMES ETF TRUST, a statutory trust having its principal office and place of business at 4000 Ericsson Drive, Warrendale, PA 15086 (the “Trust”).

WHEREAS, the Trust is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Trust intends to initially offer Shares in one or more series, each as named in the attached Schedule A, which may be amended by the parties from time to time (such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 11 of this Agreement, being herein referred to as a “Portfolio,” and collectively as the “Portfolios”);

WHEREAS, each Portfolio will issue and redeem Shares only in aggregations of Shares known as “Creation Units” as described in the currently effective prospectus and statement of additional information of the Trust (collectively, the “Prospectus”);

WHEREAS, only those entities (“Authorized Participants”) that have entered into an Authorized Participant Agreement with the distributor of the Trust, currently Federated Securities Corp. (the “Distributor”), are eligible to place orders for Creation Units with the Distributor;

WHEREAS, the Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”) or its nominee will be the record or registered owner of all outstanding Shares;

WHEREAS, Trust desires to appoint Transfer Agent to act as its transfer agent, dividend disbursing agent and agent in connection with certain other activities; and Transfer Agent is willing to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, agree as follows:

1.                   TERMS OF APPOINTMENT

1.1               Subject to the terms and conditions set forth in this Agreement, the Trust and each Portfolio hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for the Creation Units and dividend disbursing agent of the Trust and each Portfolio.

1.2               Transfer Agency Services. In accordance with procedures established from time to time by agreement between the Trust and each Portfolio, as applicable, and the Transfer Agent (the “Procedures”), the Transfer Agent shall:

(i)                 establish each Authorized Participant’s account in the applicable Portfolio on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Authorized Participant;

(ii)               receive and process orders for the purchase of Creation Units from the Distributor or the Trust, and promptly deliver payment and appropriate documentation thereof to the custodian of the applicable Portfolio as identified by the Trust (the “Custodian”);

(iii)             generate or cause to be generated and transmitted confirmation of receipt of such purchase orders to the Authorized Participants and, if applicable, transmit appropriate trade instruction to the National Securities Clearance Corporation (“NSCC”) and/or DTC;

(iv)              receive and process redemption requests and redemption directions from the Distributor or the Trust with respect to Shares of each Portfolio and deliver the appropriate documentation thereof to the Custodian;

(v)                with respect to items (i) through (iv) above, the Transfer Agent may execute transactions directly with Authorized Participants;

(vi)              at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies, if any, to the redeeming Authorized Participant as instructed by the Distributor or the Trust ;

(vii)            prepare and transmit by means of DTC’s book-entry system payments for any dividends and distributions declared by the Trust on behalf of the applicable Portfolio;

(viii)          record the issuance of Shares of the applicable Portfolio and maintain a record of the total number of Shares of each Portfolio which are issued and outstanding; and provide the Trust on a regular basis with the total number of Shares of each Portfolio which are issued and outstanding but Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust and each Portfolio; and, excluding DTC or its nominee as the record or registered owner, the Transfer Agent shall have no obligations or responsibilities to account for, keep records of, or otherwise related to, the beneficial owners of the Shares;

(ix)              maintain and manage, as agent for the Trust and each Portfolio, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Creation Unit purchases and redemptions and the payment of a Portfolio’s dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent in accordance with applicable law;

(x)                process any request from an Authorized Participant to change its account registration; and

(xi)              except as otherwise instructed by the Trust, the Transfer Agent shall process all transactions in each Portfolio in accordance with the procedures mutually agreed upon by the Trust and the Transfer Agent with respect to the proper net asset value to be applied to purchase orders received in good order by the Transfer Agent or by the Trust or any other person or firm on behalf of such Portfolio or from an Authorized Participant before cut-offs established by the Trust. The Transfer Agent shall report to the Trust any known exceptions to the foregoing.

1.3               Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:

(i)                 The Transfer Agent shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust or the applicable Portfolio(s) will pay such fees as may be mutually agreed upon. The provision of such services shall be subject to the terms and conditions of this Agreement.

(ii)               DTC and NSCC. The Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts, and the purchase and redemption of Creation Units in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTC or NSCC on behalf of Authorized Participants; and (b) issue instructions to a Portfolio’s banks for the settlement of transactions between the Portfolio and DTC or NSCC (acting on behalf of the applicable Authorized Participant).

1.4               Authorized Persons. The Trust and each Portfolio, hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, including authorized persons of the Trust or the Distributor, as provided or agreed to by the Trust and as may be amended from time to time, in receiving instructions to issue or redeem Creation Units. The Trust and each Portfolio, agrees and covenants for itself and each such authorized person that any order or sale of or transaction in Creation Units received by it after the order cut-off time as set forth in the Prospectus or such earlier time as designated by such Portfolio (the “Order Cut-Off Time”), shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to the applicable Portfolio’s then-effective Prospectus, and the Trust or such authorized person shall so instruct the Transfer Agent of the proper effective date of the transaction. The Trust and its third-party agents shall communicate to State Street by means of Proper Instructions. Proper Instructions shall mean (i) a writing signed or initialed by one or more persons as the Board shall have from time to time authorized or (ii) a communication effected directly between the Trust or its third-party agent and State Street by electro-mechanical or electronic devices, provided that the Trust and State Street have approved such procedures. State Street may rely upon any Proper Instruction believed by it to be genuine and to have been properly issued by or on behalf of the Trust. Oral instructions shall be considered Proper Instructions if State Street reasonably believes them to have been given by a person authorized to give such instructions. The Trust and its third-party agents shall cause all oral instructions to be confirmed in accordance with clauses (i) or (ii) above, as appropriate. The Trust and its third-party agents shall give timely Proper Instructions to State Street in regard to matters affecting accounting practices and State Street's performance pursuant to this Agreement.

1.5               Anti-Money Laundering and Client Screening. With respect to the Trust’s or any Portfolio’s offering and sale of Creation Units at any time, and for all subsequent transfers of such interests, the Trust or its delegate shall, to the extent applicable, directly or indirectly and to the extent required by law: (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees in the Shares and Creation Units and shall obtain and retain due diligence records for each investor and transferee; (ii) use its best efforts to confirm that each investor’s and any transferee’s funds used to purchase Creation Units or Shares shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such investors/transferees have been checked against the United States Department of the Treasury Office of Foreign Assets Control (“OFAC”) database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti-money laundering laws and regulations. In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the Trust shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records. In order to assist the Trust with the Trust’s anti-money laundering (“AML”) responsibilities under the U.S. Bank Secrecy Act, as amended including by the USA PATRIOT Act, and other applicable AML laws and regulations (together, “Applicable AML Law”), the Transfer Agent shall provide certain risk-based activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; (ii) assist in the verification of persons opening accounts with the Trust (the “AML Procedures”); and (iii) screening of persons opening accounts for potential matches to sanction-related lists promulgated by the United States, the European Union, and the United Nations for potential matches. The AML Procedures and related terms are set forth in a Supplement to this Agreement attached hereto as Schedule 1.5 (entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties.

1.6               State Transaction Reporting. If applicable, the Trust shall be solely responsible for its “blue sky” compliance and state registration requirements.

1.7               Tax Law. The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Trust, a Portfolio, any Creation Units, any Shares, a beneficial owner thereof, an Authorized Participant or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of the Trust to notify the Transfer Agent of the obligations imposed on the Trust, a Portfolio, the Creation Units, the Shares, or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

1.8               The Transfer Agent shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

2.                   FEES AND EXPENSES

2.1               Fee Schedule. For the performance by the Transfer Agent of services provided pursuant to this Agreement, the Transfer Agent shall be entitled to receive the fees and expenses set forth in a written fee schedule.

3.                   REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Trust that:

3.1               It is a trust company duly organized and existing under the laws of the Commonwealth of Massachusetts.

3.2               It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), it will remain so registered for the duration of this Agreement, and it will promptly notify the Trust in the event of any material change in its status as a registered transfer agent.

3.3               It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

3.4               It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.

3.5               All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement.

3.6               It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.                   REPRESENTATIONS AND WARRANTIES OF THE TRUST AND THE PORTFOLIOS

The Trust and each Portfolio represents and warrants to the Transfer Agent that:

4.1               The Trust is a statutory trust duly organized, existing and in good standing under the laws of the state of its formation.

4.2               The Trust is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

4.3               All requisite proceedings have been taken to authorize the Trust to enter into, perform and receive services pursuant to this Agreement.

4.4               The Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

4.5               A registration statement under the Securities Act of 1933, as amended (the “Securities Act”), will be effective and will remain effective at any time in which the Trust offers or sells Shares of a Portfolio during the term of this Agreement, and all appropriate state securities law filings will have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

4.6               Where information provided by the Trust or a Trust’s investors includes information about an identifiable individual (“Personal Information”), the Trust represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Transfer Agent, and as required for the Transfer Agent to use and disclose such Personal Information in connection with the performance of the services hereunder. The Trust acknowledges that the Transfer Agent may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Trust, including the United States and that information relating to the Trust, including Personal Information of investors may be accessed by national security authorities, law enforcement and courts. The Transfer Agent shall be kept indemnified by and be without liability to the Trust for any action taken or omitted by it without negligence, reckless misconduct, willful malfeasance or lack of good faith in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

5.                   DATA ACCESS AND PROPRIETARY INFORMATION

5.1               The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by the Transfer Agent as part of the Trust’s ability to access certain Trust Confidential Information maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Transfer Agent Proprietary Information”) of substantial value to the Transfer Agent or another third party. In no event shall Transfer Agent Proprietary Information be deemed Authorized Participant information or Trust Confidential Information. The Trust, on behalf of itself and the Portfolios, agrees to treat all Transfer Agent Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Trust agrees for itself and its employees and agents, to:

(i)                 use such programs and databases solely on the Trust’s, computers, or on computers of Federated Services Company or its affiliates (collectively, “Trust Computers”), or solely from equipment at the location(s) agreed to between the Trust and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)               refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Trust Computers) the Transfer Agent Proprietary Information;

(iii)             refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)              refrain from causing information transmitted from the Transfer Agent’s computers to the Trust’s terminal to be retransmitted to any other terminal or other device, except with the prior written consent of the Transfer Agent (such consent not to be unreasonably withheld);

(v)                allow the Trust to have access only to those authorized transactions agreed upon by the Trust and the Transfer Agent;

(vi)              honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in the Transfer Agent Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2               Transfer Agent Proprietary Information shall not include all or any portion of any of the foregoing items that

(i)                 are or become publicly available without breach of this Agreement;

(ii)               that are released for general disclosure by a written release by the Transfer Agent; or

(iii)             that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

5.3               The Trust may disclose Proprietary Information in the event that it is required to be disclosed: (i) by law or in a judicial or administrative proceeding; or (ii) by an appropriate regulatory authority having jurisdiction over the Trust; provided that all reasonable legal remedies incurred at the Transfer Agent’s expense for maintaining such information in confidence have been exhausted, including, but not limited to, giving the Transfer Agent as much advance notice of the possibility of such disclosure as practical so the Transfer Agent may attempt to prevent such disclosure or obtain a protective order concerning such disclosure.

5.4               If the Trust notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall use best efforts in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Trust agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof provided, however, that the Trust shall be entitled to insist that the Transfer Agent, and the Transfer Agent for the benefit of the Trust shall, enforce any and all rights under applicable contracts for the Data Access Services. SUBJECT TO THE FOREGOING OBLIGATIONS OF THE TRANSFER AGENT, DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.5               If the transactions available to the Trust include the ability to originate Proper Instructions through electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Creation Units, or (ii) transmit Authorized Participant information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of Proper Instructions without undertaking any further inquiry as long as such Proper Instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

5.6               Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section. The obligations of this Section shall survive any earlier termination of this Agreement.

6.                   STANDARD OF CARE / LIMITATION OF LIABILITY

6.1               The Transfer Agent shall at all times act in good faith and without negligence and shall be held to a standard of reasonable care in carrying out its duties under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, reckless misconduct, willful malfeasance or lack of good faith or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section. The Transfer Agent shall be responsible for the performance of only such duties as are set forth in this Agreement and shall have no responsibility for the actions or activities of any other party, including other service providers. The Transfer Agent shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless caused by or resulting from the negligence, reckless misconduct, willful malfeasance or lack of good faith of the Transfer Agent, its officers or employees and, in such event, such liability will be subject to the limitations set forth in Section 6.2 herein. Notwithstanding any other provision of this Agreement to the contrary, in no event shall either party be liable for any indirect, incidental, consequential, special, punitive, exemplary or enhanced damages of any kind or nature whatsoever (including loss of profit, goodwill, reputation, business opportunity or anticipated savings, or losses arising from any special circumstances of the other party or any other person) arising under this Agreement or under law or otherwise in connection with or in any way related to this Agreement or the subject matter hereof (including the provision of the services, and the performance, non- performance or breach of any obligation or duty owed by a party) whether or not such party (including each party’s relevant affiliates) has been advised of, or otherwise might or should have anticipated, the possibility or likelihood of such damages. The limitations of liability set forth in this Section 6.1 shall apply regardless of the form or type of action in which a claim is brought or under which it is made, whether in contract, tort (including negligence of any kind), warranty, strict liability, indemnity or any other legal or equitable grounds, and shall survive failure of an exclusive remedy.

6.2               In any event, the Transfer Agent’s cumulative liability for each calendar year (a “Liability Period”) with respect to the services provided pursuant to this Agreement regardless of the form of action or legal theory shall be limited to two (2) times the total fees payable hereunder during the preceding 12-month period, for any liability or loss suffered by the Trust or the Portfolios.

6.3               The limitation of liability contained herein shall survive the termination of this Agreement.

7.                   INDEMNIFICATION

7.1               The Transfer Agent and its affiliates, including their respective officers, directors, employees and agents (the “Indemnitees”), shall not be responsible for, and the Trust and each Portfolio shall severally and not jointly indemnify and hold the Indemnitees harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which one of the Indemnitees is a named party), payments, expenses and liability (“Loss”) arising out of or attributable to:

(i)                 all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence, willful default or fraud;

(ii)               the Trust’s breach of any representation, warranty or covenant of the Trust hereunder;

(iii)             the Trust’s negligence, reckless misconduct, willful malfeasance, or lack of good faith;

(iv)              reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or the Indemnitees on: (a) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or Indemnitees in physical form, or by machine readable input, facsimile, electronic data entry, electronic instructions or other similar means authorized by the Trust, and which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust, including but not limited to any broker-dealer, third party administrator or previous transfer agent; (b) Proper Instructions; (c) any written instructions or opinions of legal counsel to the Trust or any Portfolio with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent by the Trust after consultation by the Trust with such legal counsel and that expressly allow the Transfer Agent to rely upon such instructions or opinions; or (d) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons with the authority the to provide instructions to the Transfer Agent hereunder;

(v)                the offer or sale of Creation Units in violation of federal or state securities laws or regulations requiring that such Creation Units be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Creation Units;

(vi)              the negotiation and processing of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to, the Trust’s demand deposit accounts maintained by the Transfer Agent;

(vii)            all actions relating to the transmission of Trust, Creation Unit or Authorized Participant data through the NSCC clearing systems, if applicable; and

(viii)          any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder, but excluding income, excise, franchise or other similar taxes ordinarily imposed on the Transfer Agent’s income, properties or business generally.

7.2               Subject to Section 6 and any other limitations of liability in this Agreement, and the indemnification procedures below, the Transfer Agent shall indemnify the Trust and each Portfolio from all direct Loss incurred by the Trust or a Portfolio and arising directly from a claim against the Trust or a Portfolio brought by a third party as a direct result, and to the extent, of Transfer Agent’s failure to exercise the standard of care set forth in the Agreement; provided, however, that such indemnity shall not apply to any Loss arising out of the Trust or a Portfolio’s action or omission.

7.3               Each party must use its reasonable efforts to mitigate any Loss in respect of which it claims indemnification under this Agreement. With respect to any claim brought by a third party for indemnification under this Section 7 (an “Indemnity Claim”), the following procedures shall apply:

(a)                The party seeking indemnification (the “Indemnified Party”) will promptly notify the other party (the “Indemnifying Party”) in writing of any matter in respect of which indemnity is being sought under this Agreement; provided, that, any omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this Agreement, except to the extent that such omission will have materially prejudiced the Indemnifying Party. The Indemnifying Party shall, at its own expense, be entitled, exclusively, to control and direct the investigation, defense and settlement of any Indemnity Claim; provided, that, in situations where the Transfer Agent is the Indemnified Party and Transfer Agent is also seeking indemnification from one or more other customers of the Transfer Agent for claims similar or related to the Indemnity Claim (or it is similarly impractical for the Transfer Agent not to so-control and direct), then the Transfer Agent may elect to so-control and direct the investigation, defense and settlement of the Indemnity Claim.

(b)                In the event the Indemnifying Party is controlling and directing the investigation, defense and settlement of the Indemnity Claim:

(i)                 the Indemnified Party shall provide reasonable assistance to the Indemnifying Party;

(ii)               the Indemnifying Party shall consult with the Indemnified Party on the selection of counsel and shall keep the Indemnified Party reasonably apprised as to the status of the matter, including settlement;

(iii)             the Indemnified Party may retain separate counsel at its own expense; provided, that, the reasonable expense of such counsel shall be indemnified Loss under this Agreement where the Indemnified Party has determined in good faith that a conflict of interest exists between the Indemnified Party and the Indemnifying Party with respect to the defense of the Indemnity Claim;

(iv)              the Indemnifying Party may settle an Indemnity Claim without the consent of the Indemnified Party, provided that such settlement (A) involves only the payment of money, (B) fully and unconditionally releases the Indemnified Party from any liability in exchange for the amount paid in settlement and (C) does not include any admission of fault or liability in relation to the Indemnified Party. In the event that any such settlement does not meet the requirements of the immediately preceding clauses (A), (B) and (C), then the Indemnifying Party must receive the prior written consent (referencing this Section 7.3) of the Indemnified Party to such settlement, which consent shall not be unreasonably withheld, conditioned or delayed; and

(v)                the Indemnified Party may not settle or compromise an Indemnity Claim without the prior written consent (referencing this Section 7.3) of the Indemnifying Party.

(c)                In the event the Indemnified Party is controlling and directing the investigation, defense and settlement of the Indemnity Claim:

(i)                 the Indemnified Party’s selection of counsel shall be subject to the consent of the Indemnifying Party (referencing this Section 7.3), which consent shall not be unreasonably withheld, conditioned or delayed;

(ii)               the Indemnified Party shall keep the Indemnifying Party reasonably apprised as to the status of the matter, including settlement; and

(iii)             the Indemnified Party may not settle or compromise an Indemnity Claim without the prior written consent (referencing this Section 7.3) of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

7.4               At any time the Transfer Agent may apply to any officer of the Trust for instructions, and may consult with legal counsel (which may be Trust counsel) with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Trust and the applicable Portfolio for any action reasonably taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust or the applicable Portfolio, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, electronic data entry or other similar means authorized by the Trust and the Portfolios, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

7.5               The indemnification contained herein shall survive the termination of this Agreement.

8.                   ADDITIONAL COVENANTS OF THE TRUST AND THE TRANSFER AGENT

8.1               Delivery of Documents. The Trust shall promptly furnish to the Transfer Agent the following:

(i)                 A copy of the resolution of the Board of Trustees of the Trust certified by the Trust’s Secretary authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

(ii)               A copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto.

8.2               Certificates, Checks, Facsimile Signature Devices. The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of any stock certificates, check forms and facsimile signature imprinting devices; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

8.3               Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. In furtherance of the Trust’s compliance with the requirements of Section 31 of the 1940 Act and the Rules thereunder, the Transfer Agent agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust. The Transfer Agent further agrees that all records that it maintains for the Trust relating to the services provided to the Trust and Portfolios hereunder shall be made available upon reasonable request and preserved for the periods prescribed by the applicable Rules unless such records are earlier surrendered to the Trust or Portfolios. Records may be surrendered in either written or machine-readable form, at the option of the Transfer Agent. In the event that the Transfer Agent is requested or authorized by the Trust, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Trust by state or federal regulatory agencies, to produce the records of the Trust or the Transfer Agent’s personnel as witnesses or deponents, the Trust agrees to pay the Transfer Agent for the Transfer Agent’s time and expenses, as well as the fees and expenses of the Transfer Agent’s counsel, incurred in such production.

9.                   CONFIDENTIALITY; USE OF DATA

9.1               All information provided under this Agreement by or on behalf of a party or its agents or service providers (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential (“Confidential Information”). . Subject to Section 9.2 below, all Confidential Information provided under this Agreement by the Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 9.2 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Transfer Agent or its affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose is expressly permitted under applicable law or regulation to disclose for a legitimate business purpose subject to confidentiality obligation, or has received the prior written consent of the Disclosing Party, providing the information, which consent shall not be unreasonably withheld.

A Receiving Party shall protect confidential information of a Disclosing Party at least to the same degree as the Receiving Party protects its own confidential information. All confidential information, provided by a Disclosing Party shall remain the property of such Disclosing Party. All confidential information, together with any copies thereof, in whatever form, shall, upon the Disclosing Party’s written request, be returned to the Disclosing Party or destroyed, at the Receiving Party’s election; provided, that the Receiving Party shall be permitted to retain all or any portion of the confidential information, in accordance with the confidentiality obligations specified in this Agreement, to the extent required by applicable law or regulatory authority or to the extent required by the Receiving Party’s internal policies and in accordance with its customary practices for backup and storage.

If a Receiving Party is required to disclose confidential information as a result of a court order, subpoena or similar legal duress, then that party may disclose such confidential information, provided that the Receiving Party, if not prohibited from doing so, shall undertake reasonable efforts to give the Disclosing Party prompt prior written notice upon its receipt of any such order or subpoena and provided further that failure to provide such notice shall not give rise to any liability.

To the extent the Receiving Party continues to possess confidential information of the Disclosing Party after the termination of this Agreement, the obligations contained in this Section 9.1 shall continue until the five (5) year anniversary of the termination date of this Agreement.

9.2               (a) In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Transfer Agent (which term for purposes of this Section 9.2 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Trust or Portfolio and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Trust and the Transfer Agent or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. State Street will not, without the prior agreement of the Trust or Portfolio, provide access to Trust or Portfolio data to third parties for their commercial use. Trust or Portfolio data may be accessed by any of State Street’s affiliated operating locations which have controls designed to promote the security and confidentiality of data. All State Street affiliates, including State Street’s global process centers, have consistent controls.

(b)                The Transfer Agent remains contractually responsible for the protection of Trust data while it is on its, its Affiliates’ or its Delegates’ systems including those owned by third party vendors. The Transfer Agent conducts due diligence and ongoing monitoring of its Affiliates, Delegates and third party vendors to assess whether a control environment equivalent or superior to that maintained by the Transfer Agent on its own systems is applied by such Affiliates, Delegates or third party vendors. The Transfer Agent also reviews its Affiliates’, Delegates’ and third party vendors’ controls designed to promote the security and confidentiality of Trust data.

(c)                Except as expressly contemplated by this Agreement, nothing in this Section 9.2 shall limit the confidentiality and data-protection obligations, including any privacy, information security, or business continuity obligations, of the Transfer Agent and its Affiliates or Delegates under this Agreement and applicable law. The Transfer Agent shall cause any Affiliate, agent, service provider or Delegate to which it has disclosed Data pursuant to this Section 9.2 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

10.               EFFECTIVE PERIOD AND TERMINATION

10.1           This Agreement shall remain in full force and effect for an initial term ending October 15, 2023 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term or any Renewal Term thereafter, either party may terminate this Agreement: i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Trust or any Portfolio, the Trust shall pay the Transfer Agent its compensation due and shall reimburse the Transfer Agent for its costs, expenses and disbursements due under the fee schedule.

10.2           Either party may terminate this Agreement in its entirety, upon at least six (6) months’ prior written notice to the other party. In addition, the Trust may terminate this Agreement at any time, with respect to any individual Trust or any Portfolio or Portfolios, in the event that an affiliate of the Trust is no longer investment adviser to such Trust or Portfolio, by providing as much notice to the Transfer Agent as is reasonably practicable under the circumstances. Termination of this Agreement with respect to any given Trust or Portfolio shall in no way affect the continued validity of this Agreement with respect to any other Trust or Portfolio. Upon termination of this Agreement, the Trust shall pay to the Transfer Agent such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination.

10.3           In the event that this Agreement is terminated or not renewed, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Trust, the Transfer Agent shall, at the Trust’s request, offer reasonable assistance to the Trust in converting, within a reasonable time frame agreed to by the parties, the Trust’s records from the Transfer Agent’s systems to whatever services or systems are designated by the Trust (the “Deconversion”) (subject to the recompense of the Transfer Agent for such assistance at their standard rates and fees in effect at the time). As used herein “reasonable assistance” and “transitional assistance” shall not include requiring the Transfer Agent (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of the Transfer Agent, except to the extent necessary to effectuate such Deconversion and then, only pursuant to a written confidentiality agreement executed between the Transfer Agent and the new service provider, or (iii) to develop Deconversion software, to modify any of the Transfer Agent’s software, or to otherwise alter the format of the data as maintained on any provider’s systems.

10.4           Notwithstanding anything contained in this Agreement to the contrary, should the Trust desire to move any of its services provided by the Transfer Agent hereunder to a successor service provider prior to the expiration of the Initial Term or then current renewal term, the Transfer Agent shall make a good faith effort to facilitate the conversion on such prior date; provided, however that, except for a transfer following a termination for cause or for insolvency pursuant to Section 10.1, there can be no guarantee or assurance that the Transfer Agent will be able to facilitate a conversion of services on such prior date. In connection with the foregoing, should services be converted to a successor service provider, other than following a termination for cause or for insolvency pursuant to Section 10.1, or if the Trust’s assets are merged or purchased or the like with or by another entity that does not utilize the services of the Transfer Agent, then the Trust will pay to the Transfer Agent an amount equal to the average monthly fee paid by the Trust to the Transfer Agent under the Agreement multiplied by the number of months remaining in the Initial or Renewal Term. The payment of all fees owing to the Transfer Agent under this Section 10.4 and all fees, charges and expenses for services provided that have accrued and remain unpaid, and all Deconversion costs under Section 10.3 shall be paid on or before the business day immediately prior to the conversion or termination of services.

11.               ADDITIONAL PORTFOLIOS

In the event that the Trust establishes one or more series of Shares in addition to the Portfolios listed on the attached Schedule A, with respect to which the Trust desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder. Each such writing shall be considered an amendment to, and become a part of, this Agreement.

12.               ASSIGNMENT

12.1           Except as provided in Section 13 below, neither this Agreement nor any rights or obligations hereunder may be delegated or assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section 12 shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

12.2           Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Trust and the Portfolios, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Trust and the Portfolios. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

12.3           This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Trust. Other than as provided in Section 12.1, neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

13.               DELEGATION

13.1           Subject to Sections 13.2 and 13.3 below, and unless otherwise limited by this Agreement, the Transfer Agent shall have the right to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated (each, a “Delegate” and collectively, the “Delegates”), to provide or assist it in the provision of any part of the services performed pursuant to this Agreement, without the consent or approval of the Trust other than services required by applicable law to be performed by the Transfer Agent. The Transfer Agent shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Transfer Agent had provided such services and committed such acts and omissions itself. Unless otherwise agreed in a fee schedule, approved in writing by the Trust, State Street shall be responsible for the compensation of its Delegates.

13.2           The Transfer Agent will provide the Trust with information regarding its global operating model for the delivery of the services on a quarterly basis, which information shall include the identities of Delegates that perform or may perform all or any part of material services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Trust may reasonably request from time to time.

13.3           The Transfer Agent will provide the Trust with 60 days’ prior written notice of its intention to (i) establish a Delegate in a new location from which services will be performed and (ii) transfer services from one Delegate to another, when the Delegate does not already perform the services being transferred. Notwithstanding the foregoing commitment, the Transfer Agent shall have no obligation to provide prior notice of any delegation or use of a legal entity or location on an emergency or temporary basis to the extent necessary to allow the Transfer Agent to continue to provide the services during any period when the Transfer Agent or any Delegate is experiencing a service interruption, outage or similar limitation (including a Force Majeure Event). In any such event, the Transfer Agent shall notify the Trust as soon as reasonably practicable of such temporary delegation or service location and shall take reasonable steps to return such services to the prior affiliate or such other previously notified location as soon as reasonably possible consistent with maintaining continuity of the services.

13.4           Nothing in this Section 13 shall limit or restrict the Transfer Agent’s right to use Affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the Services.

14.               BUSINESS CONTINUITY/DISASTER RECOVERY

In the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Transfer Agent’s control, Transfer Agent shall take reasonable steps to minimize service interruptions. Specifically, the Transfer Agent shall implement reasonable procedures to prevent the loss of data and to recover from service interruptions caused by equipment failure or other circumstances with resumption of all substantial elements of services in a timeframe sufficient to meet business requirements. The Transfer Agent shall enter into and shall maintain in effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision for (i) periodic back-up of the computer files and data with respect to the Trust; and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. The Transfer Agent shall test the ability to recover to alternate data processing equipment in accordance with its program standards, and provide a high-level summary of business continuity test results to the Trust upon request. The Transfer Agent will remedy any material deficiencies in accordance with the Transfer Agent’s program standards. Upon reasonable advance notice, and at no cost to the Transfer Agent, the Trust retains the right to review the Transfer Agent’s business continuity, crisis management, disaster recovery, and third-party vendor management processes and programs (including discussions with the relevant subject matter experts and an on-site review of the production facilities used) related to delivery of the services no more frequently than an annual basis. Upon reasonable request, the Transfer Agent also shall discuss with senior management of the Trust any business continuity/disaster recovery plan of the Transfer Agent and/or provide a high-level presentation summarizing such plan.

15.               MISCELLANEOUS

15.1           Amendment. This Agreement may be modified or amended from time to time by the mutual agreement of the parties hereto. No amendment to this Agreement shall be effective unless it is in writing and signed by a duly authorized representative of each party. The term “Agreement”, as used herein, includes all schedules and attachments hereto and any future written amendments, modifications, or supplements made in accordance herewith.

15.2           Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts without giving effect to any conflicts of law rules thereof.

15.3           Force Majeure. The Transfer Agent shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, acts of war or terrorism, pandemics, governmental actions or communication disruption.

15.4           Data Protection. The Transfer Agent will implement and maintain a written information security program that contains appropriate security measures generally consistent with industry standard practices aligned with a security framework appropriate for a large financial services company to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. The term “personal information,” as used in this Section 14.4, means (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) Social Security or other tax identification number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account, (ii) any combination of any of the foregoing that would allow a person to log onto or access an individual’s account, or (iii) any other non-public personal information within the meaning of applicable law or regulation. “Personal Information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public (except to the extent applicable law in a particular jurisdiction does not exclude such publicly available information from protection as personal information).

15.5           Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

15.6           Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.7           Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.8           Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. The failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies. No single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. Any waiver must be in writing signed by the waiving party.

15.9           Entire Agreement. This Agreement and any schedules, exhibits, attachments or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

15.10        Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

15.11        Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, digital or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

15.12        Notices. Any notice instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

(a)              If to Transfer Agent, to:

State Street Bank and Trust Transfer Agency
Attention: Compliance
One Heritage Drive Building
1 Heritage Drive
Mail Stop OHD0100
North Quincy MA 02171

With a copy to:

STATE STREET BANK AND TRUST COMPANY
Legal Division – Global Services Americas
One Lincoln Street
Boston, MA 02111

(b)                If to the Trust, to:

Federated Hermes ETF Trust
1001 Liberty Avenue
Pittsburg, PA 15222
Attn:
Telephone:
Facsimile:

15.13        Interpretive and Other Provisions. In connection with the operation of this Agreement, the Transfer Agent and the Trust on behalf of each of the Trusts, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Trust’s governing documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

15.14        Limitation of Liability of Trustees and Shareholders of the Trust. The execution and delivery of this Agreement have been authorized by the Board of the Trust and signed by an authorized officer of such Trust, acting as such, and neither such authorization by the Board nor the execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the members of the Board of the Trust, but bind only the property of the Trust as provided in, as applicable, the Trust’s articles of incorporation or declaration of trust.

15.15        Insurance. The Transfer Agent will maintain, at all times during the term of this Agreement, insurance of the types and in the amounts as the Transfer Agent shall, in its discretion, deem reasonable and appropriate taking into account the nature of its business, the associated risks and the cost and availability of insurance. The Transfer Agent agrees to provide the Trust with certificates of its applicable insurance coverage, and shall provide an update at the Trust’s written request, but no more frequently than annually.

15.16        Audits. The Trust may from time to time audit (either by itself or through auditors it may appoint), the facilities, operations and records of the Transfer Agent that relate to the Transfer Agent’s fulfillment of its duties, responsibilities and obligations under this Agreement. The Transfer Agent shall reasonably cooperate with the Trust or auditors appointed by the Trust for that purpose. The Trust and its auditors shall have access to such service related records for review purposes, no more than once per year (except as provided below), during normal business hours during the term of the Agreement and for a reasonable period of time thereafter, consistent with the Transfer Agent’s record retention policy and legal, regulatory and reporting requirements. The Transfer Agent shall provide to the Trust and its auditors access during normal business hours and upon reasonable advance notice of not less than seventy-two (72) hours to (i) the parts of any facility at which the Transfer Agent is providing the services and (ii) all service related records solely with respect to the Trust for services under this Agreement. The Trust and its auditors shall not be provided and shall not attempt to access any records or information related to the Transfer Agent’s other clients or to the Transfer Agent’s internal cost methodologies. Further: (i) any such review will be conducted in a manner that will result in a minimum of inconvenience and disruption to the business operations of the Transfer Agent; (ii) shall not interfere with the Transfer Agent’s ability to perform services, and (iii) shall access only the Trust’s service related records, the services rendered by the Transfer Agent to the Trust and the Transfer Agent’s operations providing such services to the Trust under this Agreement. The Trust shall bear the costs of any audits it performs and the Transfer Agent reserves the right to charge the Trust at reasonable hourly rates agreed upon in advance for its assistance in connection with the Trust’s audits. The Transfer Agent shall, upon request, provide the Trust with an estimate of any costs for providing assistance on a proposed audit. Such audits, inspections and reviews shall not, unless otherwise mutually agreed to by the Transfer Agent and the Trust or required by applicable law, involve any direct access to the Transfer Agent’s or its affiliates’ systems nor the performance of any testing thereon. The Transfer Agent shall have the right to immediately require the removal of any Trust representatives or auditors from its premises in the event that their actions, in the reasonable opinion of the Transfer Agent, jeopardize the information security of its systems and/or other client data or otherwise are disruptive to the business of the Transfer Agent. The Transfer Agent may require any persons seeking access to its facilities to provide reasonable evidence of their authority. The Transfer Agent may also reasonably require any of the Trust’s representatives or auditors to execute a confidentiality agreement before granting such individuals access to its facilities. Nothing contained herein shall obligate the Transfer Agent to provide access to or otherwise disclose: (i) any information that is unrelated to the Transfer Agent or the Trust and the provision of the services under this Agreement; (ii) any information that is treated as confidential under the Transfer Agent’s corporate policies, including, without limitation, internal audit reports, compliance or risk management plans or reports, work papers and other reports and information relating to management functions; (iii) any other documents, reports or other information that the Transfer Agent is obligated to maintain in confidence by Agreement, by its regulators or otherwise as a matter of law, legal privilege or regulation; or (iv) access to the extent that such access would, in the Transfer Agent’s reasonable opinion, compromise the security of its technology systems or the confidentiality of its customers. The Transfer Agent also shall provide the Trust, at such times as agreed upon by the Trust and the Transfer Agent, with reports by independent public accountants /auditors for each Trust on the accounting system, internal accounting control and procedures for safeguarding securities, futures contracts and options on futures contracts, including securities deposited and/or maintained in a securities system, relating to the services provided by the Transfer Agent for the Trust under this Agreement, such reports shall be of sufficient scope and in sufficient detail, as agreed upon by the Trust and the Transfer Agent, to provide reasonable assurance that any material inadequacies would be disclosed by such examination and, if there are no such inadequacies, the reports shall so state. Furthermore, the Transfer Agent shall reasonably cooperate with providing any records or other information required by the Trust’s, or its Investment Advisor’s, regulators in connection with any regulatory examination, investigation or inquiry. For the avoidance of doubt, the Transfer Agent’s agreement to cooperate with providing any records or other information required by the Trust’s, or its Investment Advisor’s, regulators in connection with any regulatory examination, investigation or inquiry shall be in addition to the Trust’s abovementioned annual audit right.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

By: /s/ Stefanie B. Mansfield

Name: Stefanie B. Mansfield

Title: Managing Director, Global Relationship Management

FEDERATED HERMES ETF TRUST

By: /s/ Lori A. Hensler

Name: Lori A. Hensler

Title: Treasurer

[FEDERATED HERMES LETTERHEAD]

December 1, 2023

State Street Bank and Trust Company

One Congress Street

Boston, MA, 02114

Attention: Stefanie Mansfield, Managing Director

Re: Each Federated Hermes exchange traded fund identified on Attachment A hereto (each, a “Federated Hermes ETF Fund”)

Stefanie:

Please be advised that each Federated Hermes ETF Fund has been incorporated and registered as a management investment company under the Investment Company Act of 1940, as amended.

In accordance with Sections 3 of the Transfer Agency and Services Agreement dated as of October 15, 2021 ,as amended modified, or supplemented from time to time, (the “Agreement”) by and among each management investment company party thereto, and State Street Bank and Trust Company (“State Street”) each undersigned Federated Hermes ETF Fund hereby requests that State Street act as the Transfer Agent for the Federated Hermes ETF Funds as a “Trust” under the terms of the Agreement and that Attachment A to the Agreement is hereby amended and restated as set forth on Schedule A attached hereto. In connection with such request, each undersigned Federated Hermes ETF Fund hereby confirms to you, as of the date hereof, the representations and warranties set forth in Section 4 of the Agreement.

Kindly indicate your acceptance of the foregoing by executing this letter agreement and returning a copy to us.

Sincerely,

EACH OF THE INVESTMENT COMPANIES LISTED ON ATTACHMENT A HERETO

By: /s/ Lori Hensler

Name: Lori Hensler

Title: Treasurer

Schedule A

LIST OF PORTFOLIOS

Federated Hermes ETF Trust (and each series thereof), including:

Federated Hermes Short Corporate ETF

Federated Hermes Short High Yield ETF

Federated Hermes Total Return Bond ETF